Exhibit 99.1
PART I—FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS
The Statements of Consolidated Operations of Monsanto Company and its consolidated subsidiaries for the three months ended Nov. 30, 2010, and Nov. 30, 2009, the Condensed Statements of Consolidated Financial Position as of Nov. 30, 2010, and Aug. 31, 2010, the Statements of Consolidated Cash Flows for the three months ended Nov. 30, 2010, and Nov. 30, 2009, the Statements of Consolidated Shareowners’ Equity and Comprehensive Income for the three months ended Nov. 30, 2010, and year ended Aug. 31, 2010, and related Notes to Consolidated Financial Statements follow. Unless otherwise indicated, “Monsanto” and the “company” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its consolidated subsidiaries, as appropriate to the context. Unless otherwise indicated, “earnings (loss) per share” and “per share” mean diluted earnings (loss) per share. In the notes to the consolidated financial statements, all dollars are expressed in millions, except per share amounts. Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in all capital letters. Unless otherwise indicated, references to “ROUNDUP herbicides” mean ROUNDUP branded herbicides, excluding all lawn-and-garden herbicides, and references to “ROUNDUP and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Statements of Consolidated Operations

Unaudited	Three Months Ended Nov. 30,
(Dollars in millions, except per share amounts)	2010	2009

Net Sales	$1,830	$1,697
Cost of goods sold	1,012	958

Gross Profit	818	739
Operating Expenses:
Selling, general and administrative expenses	450	496
Research and development expenses	303	267
Restructuring charges, net	7	14

Total Operating Expenses	760	777
Income (Loss) from Operations	58	(38)
Interest expense	43	39
Interest income	(15)	(11)
Other expense (income), net	12	(12)

Income (Loss) from Continuing Operations Before Income Taxes	18	(54)
Income tax provision (benefit)	6	(30)

Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$12	$(24)

Discontinued Operations:
Income from operations of discontinued businesses	—	5
Income tax provision	—	—

Income on Discontinued Operations	—	5

Net Income (Loss)	$12	$(19)

Less: Net income attributable to noncontrolling interest	6	—

Net Income (Loss) Attributable to Monsanto Company	$6	$(19)

Amounts Attributable to Monsanto Company:
Income (loss) from continuing operations	$6	$(24)
Income on discontinued operations	—	5

Net Income (Loss) Attributable to Monsanto Company	$6	$(19)

Basic Earnings (Loss) per Share Attributable to Monsanto Company:
Income (loss) from continuing operations	$0.01	$(0.04)
Income on discontinued operations	—	0.01

Net Income (Loss) Attributable to Monsanto Company	$0.01	$(0.03)

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (loss) from continuing operations	$0.01	$(0.04)
Income on discontinued operations	—	0.01

Net Income (Loss) Attributable to Monsanto Company	$0.01	$(0.03)

Weighted Average Shares Outstanding:
Basic	538.6	545.6
Diluted	544.5	545.6

Dividends Declared per Share	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

Condensed Statements of Consolidated Financial Position

Unaudited	As of Nov. 30,	As of Aug. 31,
(Dollars in millions, except share amounts)	2010	2010

Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2011: $48)	$1,732	$1,485
Trade receivables, net (variable interest entities restricted - 2011: $82)	1,698	1,590
Miscellaneous receivables	739	717
Deferred tax assets	455	511
Inventory, net	3,331	2,739
Other current assets	101	80

Total Current Assets	8,056	7,122
Total property, plant and equipment	8,193	8,068
Less accumulated depreciation	3,971	3,841

Property, Plant and Equipment, Net	4,222	4,227
Goodwill	3,229	3,204
Other Intangible Assets, Net	1,241	1,263
Noncurrent Deferred Tax Assets	1,045	1,014
Long-Term Receivables, Net	479	513
Other Assets	542	524

Total Assets	$18,814	$17,867

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	$394	$241
Accounts payable	688	752
Income taxes payable	64	66
Accrued compensation and benefits	236	179
Accrued marketing programs	570	839
Deferred revenues	1,338	219
Grower production accruals	463	130
Dividends payable	—	151
Customer payable	2	83
Restructuring reserves	132	197
Miscellaneous short-term accruals	647	684

Total Current Liabilities	4,534	3,541
Long-Term Debt	1,728	1,862
Postretirement Liabilities	947	920
Long-Term Deferred Revenue	401	395
Noncurrent Deferred Tax Liabilities	144	137
Long-Term Portion of Environmental and Litigation Liabilities	185	188
Other Liabilities	652	681
Shareowners’ Equity:
Common stock (authorized: 1,500,000,000 shares, par value $0.01) Issued 589,346,837 and 588,439,202 shares, respectively Outstanding 536,459,651 and 540,376,499 shares, respectively	6	6
Treasury stock 52,887,186 and 48,062,703 shares, respectively, at cost	(2,378)	(2,110)
Additional contributed capital	9,946	9,896
Retained earnings	3,214	3,208
Accumulated other comprehensive loss	(707)	(897)
Reserve for ESOP debt retirement	(4)	(4)

Total Monsanto Company Shareowners’ Equity	10,077	10,099

Noncontrolling Interest	146	44

Total Shareowners’ Equity	10,223	10,143

Total Liabilities and Shareowners’ Equity	$18,814	$17,867

The accompanying notes are an integral part of these consolidated financial statements.

Statements of Consolidated Cash Flows

Unaudited	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Operating Activities:
Net Income (Loss)	$12	$(19)
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	155	144
Bad-debt expense	(1)	14
Stock-based compensation expense	27	24
Excess tax benefits from stock-based compensation	(9)	(13)
Deferred income taxes	24	(58)
Restructuring charges, net	7	14
Equity affiliate income, net	(1)	(14)
Net gain on sales of a business or other assets	(1)	(1)
Other items	19	13
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	34	(343)
Inventory, net	(559)	(539)
Deferred revenues	1,101	126
Accounts payable and other accrued liabilities	(130)	(573)
Restructuring cash payments	(76)	(79)
Pension contributions	—	(78)
Net investment hedge settlement	—	(4)
Other items	22	(17)

Net Cash Provided (Required) by Operating Activities	624	(1,403)

Cash Flows Required by Investing Activities:
Capital expenditures	(125)	(192)
Acquisition of businesses, net of cash acquired	—	(20)
Purchases of long-term equity securities	—	(2)
Technology and other investments	(2)	(9)
Other investments and property disposal proceeds	3	26

Net Cash Required by Investing Activities	(124)	(197)

Cash Flows (Required) Provided by Financing Activities:
Net change in financing with less than 90-day maturities	72	299
Short-term debt proceeds	15	25
Short-term debt reductions	(16)	(29)
Long-term debt reductions	(1)	(1)
Payments on other financing	(2)	(1)
Treasury stock purchases	(267)	(64)
Stock option exercises	16	16
Excess tax benefits from stock-based compensation	9	13
Dividend payments	(151)	(145)
Dividend payments to noncontrolling interests	(15)	(11)

Net Cash (Required) Provided by Financing Activities	(340)	102

Cash Assumed from Initial Consolidations of Variable Interest Entities	77	—

Effect of Exchange Rate Changes on Cash and Cash Equivalents	10	13

Net Increase (Decrease) in Cash and Cash Equivalents	247	(1,485)
Cash and Cash Equivalents at Beginning of Period	1,485	1,956

Cash and Cash Equivalents at End of Period	$1,732	$471

See Note 20 — Supplemental Cash Flow Information — for further details.
The accompanying notes are an integral part of these consolidated financial statements.

Statements of Consolidated Shareowners’ Equity and Comprehensive Income

	Monsanto Shareowners
			Additional		Accumulated Other		Non-
	Common	Treasury	Contributed	Retained	Comprehensive	Reserve for	Controlling
(Dollars in millions, except per share data)	Stock	Stock	Capital	Earnings	(Loss)(1)	ESOP Debt	Interest	Total

Balance as of Aug. 31, 2009	$6	$(1,577)	$9,695	$2,682	$(744)	$(6)	$69	$10,125
Net income	—	—	—	1,109	—	—	19	1,128
Foreign currency translation	—	—	—	—	(99)	—	(1)	(100)
Postretirement benefit plan activity, net of tax of $(75)	—	—	—	—	(113)	—	—	(113)
Unrealized net losses on investment holdings, net of tax of $(2)	—	—	—	—	(4)	—	—	(4)
Realized net losses on investment holdings, net of tax of $6	—	—	—	—	10	—	—	10
Unrealized net derivative gains, net of tax of $(7)	—	—	—	—	5	—	—	5
Realized net derivative losses, net of tax of $39	—	—	—	—	48	—	—	48

Comprehensive income for 2010							18	974
Treasury stock purchases	—	(533)	—	—	—	—	—	(533)
Restricted stock withholding	—	—	(6)	—	—	—	—	(6)
Issuance of shares under employee stock plans	—	—	56	—	—	—	—	56
Excess tax benefits from stock-based compensation	—	—	43	—	—	—	—	43
Stock-based compensation expense	—	—	108	—	—	—	—	108
Cash dividends of $1.08 per common share	—	—	—	(583)	—	—	—	(583)
Dividend payments to noncontrolling interest	—	—	—	—	—	—	(45)	(45)
Allocation of ESOP shares, net of dividends received	—	—	—	—	—	2	—	2
Donation of noncontrolling interest	—	—	—	—	—	—	2	2

Balance as of Aug. 31, 2010	$6	$(2,110)	$9,896	$3,208	$(897)	$(4)	$44	$10,143
Net income	—	—	—	6	—	—	6	12
Foreign currency translation	—	—	—	—	130	—	4	134
Postretirement benefit plan activity, net of tax of $6	—	—	—	—	9	—	—	9
Unrealized net gains on investment holdings, net of tax of $2	—	—	—	—	4	—	—	4
Unrealized net derivative gains, net of tax of $29	—	—	—	—	46	—	—	46
Realized net derivative losses, net of tax of $3	—	—	—	—	1	—	—	1

Comprehensive income for 2011							10	206
Treasury stock purchases	—	(268)	—	—	—	—	—	(268)
Issuance of shares under employee stock plans	—	—	16	—	—	—	—	16
Excess tax benefits from stock-based compensation	—	—	9	—	—	—	—	9
Stock-based compensation expense	—	—	25	—	—	—	—	25
Dividend payments to noncontrolling interest	—	—	—	—	—	—	(15)	(15)
Noncontrolling interest in consolidated variable interest entities	—	—	—	—	—	—	107	107

Balance as of Nov. 30, 2010	$6	$(2,378)	$9,946	$3,214	$(707)	$(4)	$146	$10,223

(1)	See Note 18 — Comprehensive Income (Loss) — for further details of the components of accumulated other comprehensive loss.
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED
NOTE 1. BACKGROUND AND BASIS OF PRESENTATION
Monsanto Company (the “company”), along with its subsidiaries, is a leading global provider of agricultural products for farmers. Monsanto’s seeds, biotechnology trait products, and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming and produce better foods for consumers and better feed for animals.
Monsanto manages its business in two segments: Seeds and Genomics and Agricultural Productivity. Through the Seeds and Genomics segment, Monsanto produces leading seed brands, including DEKALB, ASGROW, DELTAPINE, SEMINIS and DE RUITER, and Monsanto develops biotechnology traits that assist farmers in controlling insects and weeds. Monsanto also provides other seed companies with genetic material and biotechnology traits for their seed brands. Through the Agricultural Productivity segment, the company manufactures ROUNDUP and HARNESS brand herbicides and other herbicides. See Note 22 — Segment Information — for further details.
In the fourth quarter of 2008, the company announced plans to divest its animal agricultural products business, which focused on dairy cow productivity (the Dairy business). This transaction was consummated on Oct. 1, 2008. As a result, financial data for this business has been presented as discontinued operations. The financial statements have been prepared in compliance with the provisions of the Property, Plant and Equipment topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). Accordingly, for all periods presented herein, the Statements of Consolidated Operations have been conformed to this presentation. See Note 23 — Discontinued Operations — for further details.
The accompanying consolidated financial statements have not been audited but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, these unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. This Report on Form 10-Q should be read in conjunction with Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010. Financial information for the first three months of fiscal year 2011 should not be annualized because of the seasonality of the company’s business.
NOTE 2. NEW ACCOUNTING STANDARDS
In July 2010, the FASB issued a new update that requires enhanced disclosures regarding credit quality and the related allowance for credit losses of financing receivables. The new disclosures will require additional information for nonaccrual and past due accounts, the allowance for credit losses, impaired loans, credit quality, and account modifications. Accordingly, Monsanto will include the new disclosure requirements as of the end of the reporting period beginning in second quarter 2011, and the disclosures related to activities during the reporting period beginning in the third quarter 2011. The company is currently evaluating the disclosure impact of including this update on the consolidated financial statements.
In January 2010, the FASB issued an amendment to the Fair Value Measurements and Disclosures topic of the ASC. This amendment requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This amendment was effective for periods beginning after Dec. 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements, which will be effective for fiscal years beginning after Dec. 15, 2010, and for interim periods within those fiscal years. Accordingly, Monsanto prospectively adopted this amendment in third quarter 2010, and adopted the additional Level 3 requirements in fiscal year 2011. See Note 14 — Fair Value Measurements — for the new disclosures.
In June 2009, the FASB issued a standard that requires an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, Monsanto adopted this standard on Sept. 1, 2010. See Note 5 — Variable Interest Entities — for the disclosures required by this standard.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
In June 2009, the FASB issued a standard that removes the concept of a qualifying special-purpose entity (QSPE) from U.S. generally accepted accounting principles (GAAP) and removes the exception from applying consolidation principles to a QSPE. This standard also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, Monsanto adopted this standard in first quarter fiscal year 2011. See Note 4 — Customer Financing Programs — for additional discussion regarding impact on its QSPE related to a Brazilian financing program and other financing programs.
NOTE 3. BUSINESS COMBINATIONS
Effective Sept. 1, 2009, Monsanto adopted the new guidance in the Business Combinations topic of the ASC for acquisitions subsequent to that date.
2010 Acquisitions: In April 2010, Monsanto acquired a corn and soybean processing plant located in Paine, Chile from Anasac, a Santiago-based company that provides seed processing services. The acquisition of this plant, which qualifies as a business under the Business Combinations topic of the ASC, allows Monsanto to reduce third party seed production in Chile, while increasing production supply. Acquisition costs were less than $1 million and were classified as selling, general, and administrative expenses. The total cash paid and the fair value of the acquisition were $34 million, and it was primarily allocated to fixed assets, goodwill, and intangibles. The primary items that generated the goodwill were the premiums paid by the company for the right to control the business acquired and the value of the acquired assembled workforce. The goodwill is not deductible for tax purposes.
In October 2009, Monsanto acquired the remaining 51 percent equity interest in Seminium, S.A. (Seminium), a leading Argentinean corn seed company. Acquisition costs were less than $1 million and were classified as selling, general and administrative expenses. The total fair value of Seminium was $36 million, and it was primarily allocated to inventory, fixed assets, intangibles, and goodwill. This fair value includes $20 million of cash paid (net of cash acquired) and $16 million for the fair value of Monsanto’s 49 percent equity interest in Seminium held prior to the acquisition. The primary items that generated goodwill were the premiums paid by the company for the right to control the business acquired and the value of the acquired assembled workforce. The goodwill is not deductible for tax purposes. Income of approximately $12 million was recognized from the re-measurement to fair value of Monsanto’s previous equity interest in Seminium and is included in other (income) expense, net in the Statement of Consolidated Operations for the quarter ended Nov. 30, 2009.
For all fiscal year 2010 acquisitions described above, the business operations and employees of the acquired entities were included in the Seeds and Genomics segment results upon acquisition. These acquisitions were accounted for as business combinations. Accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the dates of the acquisitions. The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available, but does not exceed twelve months. If new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, Monsanto will retrospectively adjust the amounts recognized as of the acquisition date. Proforma information related to acquisitions is not presented because the impact of the acquisitions on the company’s consolidated results of operations is not considered to be significant.
NOTE 4. CUSTOMER FINANCING PROGRAMS
Monsanto participates in a revolving financing program in Brazil that allows Monsanto to transfer up to 1 billion Brazilian reais (approximately $585 million) for selected customers in Brazil to a special purpose entity, formerly a qualified special purpose entity. Third parties, primarily investment funds, hold an 88 percent senior interest in the entity, and Monsanto holds the remaining 12 percent interest. Under the arrangement, a recourse provision requires Monsanto to cover the first 12 percent of credit losses within the program. The company has evaluated its relationship with the entity under updated guidance within the Consolidation topic of the ASC and, as a result, the entity has been consolidated effective Sept. 1, 2010. For further information on this topic, see Note 5 — Variable Interest Entities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
In this program, receivables are considered delinquent when payments are one day past due, but the provisions on the financing program for nonperformance start on the 15th day past due. If a customer fails to pay an obligation when it is due, the provisions for bad debt on the program will be recorded. As of Nov. 30, 2010, and Aug. 31, 2010, respectively, there were $1 million and $3 million of receivables sold through this financing program that were delinquent. Based on the company’s historical collection experience with these customers and a current assessment of credit exposure, Monsanto recorded its recourse provision at $5 million as of Aug. 31, 2010, and Monsanto recorded a bad debt allowance related to these receivables of $2 million as of Nov. 30, 2010. The maximum potential amount of exposure under the program was $13 million and $15 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. If Monsanto is called upon to make payments under the recourse provision, it would have the benefit under the financing program of any amounts subsequently collected from the customer.
Monsanto has an agreement in the United States to sell customer receivables up to a maximum of $500 million and to service such accounts. These receivables qualify for sales treatment under the Transfers and Servicing topic of the ASC and accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amount of receivables sold totaled $3 million and $2 million for the first three months of fiscal years 2011 and 2010, respectively. The agreement includes recourse provisions and thus a liability was established at the time of sale that approximates fair value based upon the company’s historical collection experience with such receivables and a current assessment of credit exposure. The recourse liability recorded by Monsanto was $2 million as of Nov. 30, 2010, and Aug. 31, 2010. The maximum potential amount of future payments under the recourse provisions of the agreement was $7 million as of Nov. 30, 2010. The outstanding balance of the receivables sold was $138 million and $223 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. There were delinquent loans of $2 million and $3 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
Monsanto also sells accounts receivable in the United States, European regions and Argentina, both with and without recourse. These sales qualify for sales treatment under the Transfers and Servicing topic of the ASC and accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amounts of receivables sold totaled $1 million and $13 million for the first three months of fiscal years 2011 and 2010, respectively. The liability for the guarantees for sales with recourse is recorded at an amount that approximates fair value, based on the company’s historical collection experience for the customers associated with the sale of the receivables and a current assessment of credit exposure. The liability recorded by Monsanto was less than $1 million as of Nov. 30, 2010, and Aug. 31, 2010. The maximum potential amount of future payments under the recourse provisions of the agreements was $42 million as of Nov. 30, 2010. The outstanding balance of the receivables sold was $64 million and $91 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. There were no delinquent loans as of Nov. 30, 2010, or Aug. 31, 2010.
Monsanto has additional agreements with lenders to establish programs that provide financing of up to 550 million Brazilian reais (approximately $320 million) for selected customers in Brazil. Monsanto provides a guarantee of the loans in the event of customer default. The term of the guarantee is equivalent to the term of the bank loans. The liability for the guarantees is recorded at an amount that approximates fair value, based on the company’s historical collection experience with customers that participate in the program and a current assessment of credit exposure. The guarantee liability recorded by Monsanto was $1 million and $3 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. If performance is required under the guarantee, Monsanto may retain amounts that are subsequently collected from customers. The maximum potential amount of future payments under the guarantee was $60 million as of Nov. 30, 2010. The loan balance outstanding for these programs was $60 million and $100 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. There were no delinquent loans as of Nov. 30, 2010, and delinquent loans of $2 million as of Aug. 31, 2010.
Monsanto also has similar agreements with banks that provide financing to its customers in the United States, Brazil, Europe and Argentina. Under these programs, Monsanto provides a guarantee of the loans in the event of customer default. The terms of the guarantees are equivalent to the terms of the bank loans. The liability for the guarantees is recorded at an amount that approximates fair value, based on the company’s historical collection experience with customers that participate in the program and a current assessment of credit exposure. The guarantee liability recorded by Monsanto was $1 million and $2 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. If performance is required under the guarantee, Monsanto may retain amounts that are subsequently collected from customers. The maximum potential amount of future payments under the guarantees was $76 million as of Nov. 30, 2010. The loan balance outstanding for these programs was $78 million and $36 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
NOTE 5. VARIABLE INTEREST ENTITIES
Effective Sept. 1, 2010, Monsanto prospectively adopted the accounting standard update regarding improvements to financial reporting by enterprises involving variable interest entities (VIEs). A VIE is a legal entity that lacks sufficient equity to finance its activities, or the equity investors of the entity as a group lack any of the characteristics of a controlling interest. Monsanto is involved with various special purpose entities and other entities that are deemed to be VIEs. Monsanto has determined that the company holds variable interests in entities that are established as revolving financing programs. These programs allow the company to transfer a limited amount of customer receivables to a VIE. One program is in Brazil and the other is in Argentina. In addition, Monsanto has various variable interests in biotechnology companies that focus on plant gene research, development, and commercialization. These variable interests have also been determined to be VIEs.
If a company is considered the primary beneficiary of a VIE, the company is required to consolidate the entity. The primary beneficiary of a VIE is the enterprise that has both the power to direct the activities most significant to the economic performance of the VIE and the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. For all VIEs in which the company has a variable interest, the company performs ongoing qualitative assessments to determine whether it is the primary beneficiary. In determining whether Monsanto is the primary beneficiary, a number of factors are considered, including the structure of the entity, contractual provisions that grant any additional rights to influence or control the economic performance of the VIE, and the company’s obligation to absorb significant losses. In addition, the company determines which activities most significantly impact the economic performance of the VIE and whether the company has any rights that would allow it to direct those activities. If Monsanto is determined to be the primary beneficiary, the assets, liabilities and operations of the VIE are consolidated.
As a result of the adoption of the updated accounting guidance, Monsanto was required to consolidate certain VIEs that are established as revolving financing programs including the special purpose entity referred to in Note 4 — Customer Financing Programs. As of the date of the initial consolidation of these VIEs, the company measured the assets and liabilities of the newly consolidated VIEs at their carrying value. The company was not required to deconsolidate any VIEs as of Sept. 1, 2010. The cumulative effect of the adoption of this guidance was insignificant to additional contributed capital, retained earnings and accumulated other comprehensive loss and, therefore, not identified separately on the Statement of Consolidated Shareowners’ Equity and Comprehensive Income but is recorded within the Statement of Consolidated Operations.
Consolidated VIEs
Under the accounting guidance effective prior to Sept. 1, 2010, none of the interests in VIEs held were consolidated by Monsanto. For the most part, the VIEs involving the revolving financing programs are funded by investments from the company and other third parties, primarily investment funds, and have been established to service Monsanto’s customer receivables. Creditors have no recourse against Monsanto in the event of default by these VIEs nor does the company have any implied or unfunded commitments to these VIEs. The company’s financial or other support provided to these VIEs is limited to its original investment. Even though Monsanto holds a subordinate interest in the VIEs, the VIEs were established to service transactions involving the company and the company determines the receivables that are included in the revolving financing programs. Therefore, the determination is that Monsanto has the power to direct the activities most significant to the economic performance of the VIEs. As a result, the company is the primary beneficiary of these VIEs and, effective Sept. 1, 2010, these VIEs have been consolidated in Monsanto’s Consolidated Financial Statements. The assets of these VIEs may only be used to settle the obligations of the respective entity. Third-party investors in the VIEs do not have recourse to the general assets of Monsanto other than the maximum exposure to loss relating to the VIE. The following table presents the carrying value of assets and liabilities, which are identified as restricted assets and liabilities on the company’s Condensed

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Statement of Consolidated Financial Position, and the maximum exposure to loss relating to the VIEs for which Monsanto is the primary beneficiary.

As of Nov. 30, 2010
(Dollars in millions)	Financing Programs VIEs

Cash and cash equivalents	$48
Trade receivables, net	82

Total Assets	130
Total Liabilities	—
Maximum Exposure to Loss	$13

Non-Consolidated VIEs
Monsanto has variable interests through investments and arrangements with biotechnology companies that focus on plant gene research, development, and commercialization. The company has not provided financial or other support with respect to these investments or arrangements other than its original interest. The company also has no implied or unfunded commitments to these VIEs. The company determined that it was not the primary beneficiary due to the relative size of Monsanto’s investment in comparison to the total equity of the VIEs, the level of the company’s obligation to absorb losses or right to receive benefits from the VIEs, and the company’s inability to direct the activities that most significantly impact the economic performance of the VIEs. Monsanto’s maximum exposure to loss on these variable interests is limited to the amount of the company’s investment in the entity. The following table presents the carrying value of assets and liabilities, and the maximum exposure to loss relating to VIEs that the company does not consolidate:

As of Nov. 30, 2010
(Dollars in millions)	Biotechnology VIEs

Property, plant, and equipment, net	$4
Other intangible assets, net	6
Other assets	15

Total Non-Current Assets	25
Total Liabilities	—
Maximum Exposure to Loss	$15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
NOTE 6. RESTRUCTURING
Restructuring charges were recorded in the Statements of Consolidated Operations as follows:

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Costs of Goods Sold	$—	$—
Restructuring Charges, Net(1)(2)	(7)	(14)

Loss from Continuing Operations Before Income Taxes	(7)	(14)
Income Tax Benefit	3	1

Net Loss	$(4)	$(13)

(1)	For the three months ended Nov. 30, 2010, the $7 million of restructuring charges were split by segment as follows: $ (4) million in Agricultural Productivity and $11 million in Seeds and Genomics. For the three months ended Nov. 30, 2009, the $14 million of restructuring charges were split by segment as follows: $11 million in Agricultural Productivity and $3 million in Seeds and Genomics.

(2)	The restructuring charges for the three months ended Nov. 30, 2010, and Nov. 30, 2009, include reversals of $25 million and $2 million, respectively, related to the 2009 Restructuring Plan. The reversals are primarily related to severance. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition.
On June 23, 2009, the company’s Board of Directors approved a restructuring plan (2009 Restructuring Plan) to take future actions to reduce costs in light of the changing market supply environment for glyphosate. These actions are designed to enable Monsanto to stabilize the Agricultural Productivity business and allow it to deliver optimal gross profit and a sustainable level of operating cash in the coming years, while better aligning spending and working capital needs. The company also announced that it will take steps to better align the resources of its global seeds and traits business. These actions include certain product and brand rationalization within the seed businesses. On Sept. 9, 2009, the company committed to take additional actions related to the previously announced restructuring plan. Furthermore, while implementing the plan, the company identified additional opportunities to better align the company’s resources, and on Aug. 26, 2010, committed to take additional actions. The plan was substantially completed in the first quarter of fiscal year 2011, and the remaining payments will be made by the end of the fourth quarter in fiscal year 2011.
The following table displays the pretax charges of $7 million and $14 million incurred by segment under the 2009 Restructuring Plan for the first quarters ended Nov. 30, 2010, and Nov. 30, 2009, respectively, as well as the cumulative

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
pretax charges of $737 million under the 2009 Restructuring Plan.

	Quarter Ended Nov. 30, 2010			Quarter Ended Nov. 30, 2009
	Seeds and	Agricultural		Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total	Genomics	Productivity	Total

Work Force Reductions	$(11)	$(7)	$(18)	$1	$10	$11
Facility Closures / Exit Costs	22	3	25	1	1	2
Asset Impairments
Property, plant and equipment	—	—	—	1	—	1
Inventory	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—

Total Restructuring Charges, Net	$11	$(4)	$7	$3	$11	$14

	Cumulative Amount through Nov. 30, 2010
	Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total

Work Force Reductions	$249	$103	$352
Facility Closures / Exit Costs	71	81	152
Asset Impairments
Property, plant and equipment	39	5	44
Inventory	117	13	130
Other intangible assets	59	—	59

Total Restructuring Charges, Net	$535	$202	$737

The company’s written human resource policies are indicative of an ongoing benefit arrangement with respect to severance packages. Benefits paid pursuant to an ongoing benefit arrangement are specifically excluded from the Exit or Disposal Cost Obligations topic of the ASC, therefore severance charges incurred in connection with the 2009 Restructuring Plan are accounted for when probable and estimable as required under the Compensation – Nonretirement Postemployment Benefits topic of the ASC. In addition, when the decision to commit to a restructuring plan requires an asset impairment review, Monsanto evaluates such impairment issues under the Property, Plant and Equipment topic of the ASC.
In first quarter 2011, pretax restructuring charges of $7 million were recorded. The facility closures/ exit costs of $25 million relate primarily to the finalization of the termination of a corn toller contract in the United States. In workforce reductions, approximately $7 million of additional charges were offset by $25 million of reversals. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition. In first quarter 2010, pretax restructuring charges of $14 million were recorded, primarily relating to work force reductions in Europe.
The following table summarizes the activities related to the company’s 2009 Restructuring Plan.

	Work Force	Facility Closures /	Asset
(Dollars in millions)	Reductions	Exit Costs	Impairments	Total

Beginning Liability as of Aug. 31, 2010	$153	$44	$—	$197
Net restructuring charges recognized in first quarter 2011	(18)	25	—	7
Cash payments	(66)	(10)	—	(76)
Asset impairments and write-offs	—	—	—	—
Foreign currency impact	4	—	—	4

Ending Liability as of Nov. 30, 2010	$73	$59	$—	$132

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
NOTE 7. RECEIVABLES
Trade receivables on the Condensed Statements of Consolidated Financial Position are net of allowances of $126 million and $143 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
Long-term receivables on the Condensed Statements of Consolidated Financial Position are net of allowances of $247 million and $226 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
NOTE 8. INVENTORY
Components of inventory are:

	As of Nov. 30,	As of Aug. 31,
(Dollars in millions)	2010	2010

Finished Goods	$1,596	$1,134
Goods In Process	1,393	1,333
Raw Materials and Supplies	463	383

Inventory at FIFO Cost	3,452	2,850
Excess of FIFO over LIFO Cost	(121)	(111)

Total	$3,331	$2,739

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS
Changes in the net carrying amount of goodwill for the first quarter of fiscal year 2011, by segment, are as follows:

	Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total

Balance as of Aug. 31, 2010	$3,147	$57	$3,204
Acquisition Activity (see Note 3)	—	—	—
Effect of Foreign Currency Translation Adjustments	25	—	25

Balance as of Nov. 30, 2010	$3,172	$57	$3,229

In first quarter 2011, goodwill increased due to the effects of foreign currency translation adjustments. There were no events or circumstances indicating that goodwill might be impaired as of Nov. 30, 2010. The 2011 annual goodwill impairment test will be performed as of March 1, 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Information regarding the company’s other intangible assets is as follows:

	As of Nov. 30, 2010			As of Aug. 31, 2010
	Carrying	Accumulated		Carrying	Accumulated
(Dollars in millions)	Amount	Amortization	Net	Amount	Amortization	Net

Acquired Germplasm	$1,167	$(652)	$515	$1,161	$(640)	$521
Acquired Intellectual Property	870	(665)	205	866	(649)	217
Trademarks	346	(98)	248	344	(94)	250
Customer Relationships	321	(121)	200	317	(113)	204
Other	126	(53)	73	121	(50)	71

Total	$2,830	$(1,589)	$1,241	$2,809	$(1,546)	$1,263

Total amortization expense of other intangible assets was $38 million in first quarter of fiscal year 2011 and $40 million in first quarter of fiscal year 2010. Estimated intangible asset amortization expense for each of the five succeeding fiscal years for owned assets as of Nov. 30, 2010, has not changed significantly from the amounts disclosed in Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010.
NOTE 10. INVESTMENTS AND EQUITY AFFILIATES
Investments
During fiscal year 2010, Monsanto invested in long-term debt securities with a cost of $15 million, which were classified as available-for-sale as of Aug. 31, 2010. The investments were recorded in other assets in the Condensed Statement of Consolidated Financial Position at their fair value of $10 million as of Aug. 31, 2010. Net unrealized losses (net of deferred taxes) of $3 million were included in accumulated other comprehensive loss in shareowners’ equity related to these investments as of Aug. 31, 2010. As a result of the adoption of a new accounting standard within the Consolidation topic of the ASC, the special purpose entity in which the company invested is now consolidated and the investment is no longer included in other assets in the Condensed Statement of Consolidated Financial Position. See Note 5 — Variable Interest Entities — for further discussion related to these debt securities.
Monsanto has investments in long-term equity securities, which are considered available-for-sale. As of Nov. 30, 2010, and Aug. 31, 2010, these long-term equity securities are recorded in other assets in the Condensed Statements of Consolidated Financial Position at a fair value of $32 million and $23 million, respectively. Net unrealized gains (net of deferred taxes) of $4 million and $3 million are included in accumulated other comprehensive loss in shareowners’ equity related to these investments as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
Equity Affiliates
Monsanto owns a 19 percent interest in a seed supplier that produces, conditions, and distributes corn and soybean seeds. Monsanto is accounting for this investment as an equity method investment as Monsanto has the ability to exercise significant influence over the seed supplier. As of Nov. 30, 2010, and Aug. 31, 2010, this investment is recorded in other assets in the Condensed Statements of Consolidated Financial Position at $67 million and $65 million, respectively. Monsanto purchased $69 million and $19 million of inventory from the seed supplier for the three months ended Nov. 30, 2010, and Nov. 30, 2009, respectively. There were no sales of inventory to the seed supplier for both the three months ended Nov. 30, 2010, and Nov. 30, 2009. As of Nov. 30, 2010, and Aug. 31, 2010, the amount payable to the seed supplier was $33 million and $5 million, respectively, and is recorded in accounts payable in the Condensed Statements of Consolidated Financial Position. As of Nov. 30, 2010, there were no prepayments, while the prepayment as of Aug. 31, 2010, was $7 million, included in other current assets in the Condensed Statement of Consolidated Financial Position related to inventory delivered in fiscal year 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
NOTE 11. DEFERRED REVENUE
In first quarter 2008, Monsanto entered into a corn herbicide tolerance and insect control trait technologies agreement with Pioneer Hi-Bred International, Inc., a wholly-owned subsidiary of E. I. du Pont de Nemours and Company. Among its provisions, the agreement modified certain existing corn license agreements between the parties, included provisions under which the parties agreed not to assert certain intellectual property rights against each other, and granted each party the right to use certain regulatory data of the other in order to develop additional products. As a result of the new agreement which requires fixed annual payments, the company recorded a receivable and deferred revenue of $635 million in first quarter 2008. Cumulative cash receipts will be $725 million over an eight-year period. Revenue of $20 million related to this agreement was recorded in the first three months of fiscal years 2011 and 2010. As of Nov. 30, 2010, and Aug. 31, 2010, the remaining receivable balance is $406 million and $470 million, respectively. The majority of this balance is included in long-term receivables, and the current portion is included in trade receivables. As of Nov. 30, 2010, and Aug. 31, 2010, the remaining deferred revenue balance is $377 million and $397 million, respectively. The majority of this balance is included in long-term deferred revenue, and the current portion is included in deferred revenues in the Condensed Statements of Consolidated Financial Position. The interest portion of this receivable is reported in interest income and totaled $4 million for the three months ended Nov. 30, 2010, and Nov. 30, 2009.
In third quarter 2008, Monsanto and Syngenta entered into a GENUITY ROUNDUP READY 2 YIELD Soybean License Agreement. The agreement grants Syngenta access to Monsanto’s GENUITY ROUNDUP READY 2 YIELD Soybean technology in consideration of royalty payments from Syngenta, based on sales. Under this agreement Syngenta will fulfill the contractual sales volumes over a nine-year period. The minimum obligation from Syngenta over this period is $81 million. As of Nov. 30, 2010, and Aug. 31, 2010, the remaining receivable balance is $73 million related to the net present value of expected payments under this agreement. The majority of this balance is included in long-term receivables in the Condensed Statements of Consolidated Financial Position and the current portion is included in trade receivables. The interest portion of this receivable is reported in interest income in the Statements of Consolidated Operations and was less than $1 million for the three months ended Nov. 30, 2010, and Nov. 30, 2009. As of Nov. 30, 2010, and Aug. 31, 2010, the remaining deferred revenue balance was $66 million and $67 million, respectively. The majority of this balance is included in long-term deferred revenue, and the current portion is included in deferred revenues in the Condensed Statements of Consolidated Financial Position.
NOTE 12. INCOME TAXES
Management regularly assesses the tax risk of the company’s tax return filing positions for all open years and establishes reserves accordingly. During first quarter 2010 statutes expired in several jurisdictions and an audit was completed in an ex-U.S. jurisdiction. Primarily as a result of these items, Monsanto recorded a tax benefit of $16 million in first quarter 2010.
NOTE 13. DEBT AND OTHER CREDIT ARRANGEMENTS
Monsanto plans to issue new fixed-rate debt on or before Aug. 15, 2012, to repay $486 million of 7⅜% Senior Notes that are due on Aug. 15, 2012. In March 2009, the company entered into forward-starting interest rate swaps with a total notional amount of $250 million. The purpose of the swaps was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued. Unrealized losses, net of tax, of $1 million and $8 million were recorded in accumulated other comprehensive loss to reflect the aftertax change in the fair value of the forward-starting interest rate swaps as of Nov. 30, 2010, and Aug. 31, 2010, respectively. In August 2010, the company entered into forward-starting interest rate swaps with a total notional amount of $225 million. The purpose of the swaps was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued. An unrealized gain and loss, net of tax, of $8 million and $9 million were recorded in accumulated other comprehensive loss to reflect the aftertax change in the fair value of the forward-starting interest rate swaps as of Nov. 30, 2010, and Aug. 31, 2010, respectively. These swaps are accounted for under the Derivatives and Hedging topic of the ASC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Monsanto plans to issue new fixed-rate debt on or before April 15, 2011. In July 2010, the company entered into forward-starting interest rate swaps with a total notional amount of $300 million. The purpose of the swaps was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued. Unrealized losses, net of tax, of $6 million and $7 million were recorded in accumulated other comprehensive loss to reflect the aftertax change in the fair value of the forward-starting interest rate swaps as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
The fair value of the total short-term debt was $394 million and $241 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. The fair value of the total long-term debt was $1,904 million and $2,094 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
As of Nov. 30, 2010, Monsanto had no commercial paper borrowings outstanding. As of Nov. 30, 2009, Monsanto had commercial paper borrowings outstanding of $195 million which was included in short-term debt on the Condensed Statement of Consolidated Financial Position.
In April 2010, Monsanto completed the purchase of the Chesterfield Village Research Center from Pfizer. There is debt outstanding of $324 million on the purchase price which is included in short-term debt on the Condensed Statements of Consolidated Financial Position as of Nov. 30, 2010.
NOTE 14. FAIR VALUE MEASUREMENTS
Monsanto determines the fair market value of its financial assets and liabilities based on quoted market prices, estimates from brokers, and other appropriate valuation techniques. The company uses the fair value hierarchy established in the Fair Value Measurements and Disclosures topic of the ASC, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy contains three levels as follows, with Level 3 representing the lowest level of input:
     Level 1 — Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
     Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques for which all significant assumptions are observable in the market.
     Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques. Monsanto does not currently have any instruments with fair value determined using Level 3 inputs.
The following tables set forth by level Monsanto’s assets and liabilities that were accounted for at fair value on a recurring basis as of Nov. 30, 2010, and Aug. 31, 2010. As required by the Fair Value Measurements and Disclosures topic of the ASC, assets and liabilities are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. Monsanto’s assessment of the significance of a particular input to the fair value measurement

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy levels.

	Fair Value Measurements at Nov. 30, 2010, Using
				Cash
				Collateral	Net
	Level 1	Level 2	Level 3	Offset(1)	Balance

Assets at Fair Value:
Cash equivalents	$1,347	$—	$—	$—	$1,347
Equity securities	32	—	—	—	32
Derivative assets related to:
Foreign currency	—	22	—	—	22
Interest rates	—	14	—	—	14
Corn	13	1	—	(12)	2
Soybeans	17	4	—	(17)	4
Raw materials	—	2	—	—	2

Total Assets at Fair Value	$1,409	$43	$—	$(29)	$1,423

Liabilities at Fair Value:
Derivative liabilities related to:
Foreign currency	$—	$26	$—	$—	$26
Interest rates	—	12	—	—	12
Corn	1	1	—	—	2
Soybeans	6	5	—	—	11
Energy and raw materials	—	17	—	—	17

Total Liabilities at Fair Value	$7	$61	$—	$—	$68

	Fair Value Measurements at Aug. 31, 2010, Using
				Cash
				Collateral	Net
(Dollars in millions)	Level 1	Level 2	Level 3	Offset (1)	Balance

Assets at Fair Value:
Cash equivalents	$1,078	$—	$—	$—	$1,078
Debt and equity securities	23	—	10	—	33
Derivative assets related to:
Foreign currency	—	26	—	—	26
Corn	10	2	—	(9)	3
Soybeans	6	3	—	(6)	3

Total Assets at Fair Value	$1,117	$31	$10	$(15)	$1,143

Liabilities at Fair Value:
Derivative liabilities related to:
Foreign currency	$—	$5	$—	$—	$5
Interest rates	—	39	—	—	39
Corn	—	9	—	—	9
Soybeans	—	4	—	—	4
Energy and raw materials	—	22	—	—	22

Total Liabilities at Fair Value	$—	$79	$—	$—	$79

(1)	As allowed by the Derivatives and Hedging topic of the ASC, commodity derivative assets and liabilities have been offset by cash collateral due and paid under a master netting arrangement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
The following table summarizes the changes in fair value of the Level 3 asset for the three months ended Nov. 30, 2010.

(Dollars in millions)

Balance Sept. 1, 2010	$10
Elimination due to consolidation of variable interest entities	(10)

Balance Nov. 30, 2010	$—

Disclosures for nonfinancial assets and liabilities that are measured at fair value, but are recognized and disclosed as fair value on a nonrecurring basis, were required prospectively beginning Sept. 1, 2009.
There were no significant measurements of assets or liabilities at fair value on a nonrecurring basis subsequent to their initial recognition during fiscal year 2011.
The recorded amounts of cash, trade receivables, miscellaneous receivables, third-party guarantees, accounts payable, grower accruals, accrued marketing programs and miscellaneous short-term accruals approximate their fair values as of Nov. 30, 2010, and Aug. 31, 2010.
NOTE 15. FINANCIAL INSTRUMENTS
Cash Flow Hedges
The company uses foreign currency options and foreign currency forward contracts as hedges of anticipated sales or purchases denominated in foreign currencies. The company enters into these contracts to protect itself against the risk that the eventual net cash flows will be adversely affected by changes in exchange rates.
Monsanto’s commodity price risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in commodity prices. Price fluctuations in commodities, mainly in corn and soybeans, can cause the actual prices paid to production growers for corn and soybean seeds to differ from anticipated cash outlays. Monsanto uses commodity futures and options contracts to manage these risks. Monsanto’s energy and raw material risk management strategy is to use derivative instruments to minimize significant unanticipated manufacturing cost fluctuations that may arise from volatility in natural gas, diesel and ethylene prices.
Monsanto’s interest rate risk management strategy is to use derivative instruments, such as forward-starting interest rate swaps, to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of the company’s borrowings and to manage the interest rate sensitivity of its debt.
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
The maximum term over which the company is hedging exposures to the variability of cash flow (for all forecasted transactions) is 21 months for foreign currency hedges, 40 months for commodity hedges and 21 months for interest rate hedges. During the next 12 months, a pretax net loss of approximately $4 million will be reclassified from accumulated other comprehensive loss into earnings. During the three months ended Nov. 30, 2010, no cash flow hedges were discontinued. During the three months ended Nov. 30, 2009, a pretax loss of $4 million was reclassified into earnings as a result of the discontinuance of cash flow hedges, because it was probable that the original forecasted transaction would not occur by the end of the originally specified time period.
Fair Value Hedges
The company uses commodity futures and options contracts as fair value hedges to manage the value of its soybean inventory. For derivative instruments that are designated and qualify as fair value hedges, both the gain or loss on the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
derivative and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. No fair value hedges were discontinued during the three months ended Nov. 30, 2010, or Nov. 30, 2009.
Net Investment Hedges
To protect the value of its investment from adverse changes in exchange rates, the company may, from time to time, hedge a portion of its net investment in one or more of its foreign subsidiaries. Gains or losses on derivative instruments that are designated as a net investment hedge are included in accumulated foreign currency translation adjustment and reclassified into earnings in the period during which the hedged net investment is sold or liquidated.
Derivatives Not Designated as Hedging Instruments
The company uses foreign currency contracts to hedge the effects of fluctuations in exchange rates on foreign currency denominated third-party and intercompany receivables and payables. Both the gain or loss on the derivative and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.
The company uses commodity option contracts to hedge anticipated cash payments to corn growers in the United States, Mexico and Brazil, which can fluctuate with changes in corn price. Because these option contracts do not meet the provisions specified by the Derivatives and Hedging topic of the ASC, they do not qualify for hedge accounting treatment. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
To reduce credit exposure in Latin America, Monsanto collects payments on certain customer accounts in grain. Such payments in grain are negotiated at or near the time Monsanto’s products are sold to the customers and are valued at the prevailing grain commodity prices. By entering into forward sales contracts related to grain, Monsanto mitigates the commodity price exposure from the time a contract is signed with a customer until the time a grain merchant collects the grain from the customer on Monsanto’s behalf. The forward sales contracts do not qualify for hedge accounting treatment under the Derivatives and Hedging topic of the ASC. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
Financial instruments are neither held nor issued by the company for trading purposes.
The notional amounts of the company’s derivative instruments outstanding as of Nov. 30, 2010, and Aug. 31, 2010, were as follows:

	As of Nov. 30,	As of Aug. 31,
(Dollars in millions)	2010	2010

Derivatives Designated as Hedges:
Foreign exchange contracts	$445	$383
Commodity contracts	568	387
Interest rate contracts	775	775

Total Derivatives Designated as Hedges	$1,788	$1,545

Derivatives Not Designated as Hedges:
Foreign exchange contracts	$1,266	$862
Commodity contracts	69	123

Total Derivatives Not Designated as Hedges	$1,335	$985

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
The fair values of the company’s derivative instruments outstanding as of Nov. 30, 2010, and Aug. 31, 2010, were as follows:

	Balance Sheet Location	Fair Value
		As of Nov. 30,	As of Aug. 31,
(Dollars in millions)		2010	2010

Asset Derivatives:
Derivatives designated as hedges:
Foreign exchange contracts	Miscellaneous receivables	$12	$23
Foreign exchange contracts	Other assets	3	—
Commodity contracts	Other current assets(1)	26	12
Commodity contracts	Other assets(1)	7	4
Interest rate contracts	Other assets(1)	14	—

Total derivatives designated as hedges		62	39

Derivatives not designated as hedges:
Foreign exchange contracts	Miscellaneous receivables	7	3
Commodity contracts	Trade receivables, net	4	5

Total derivatives not designated as hedges		11	8

Total Asset Derivatives		$73	$47

Liability Derivatives:
Derivatives designated as hedges:
Foreign exchange contracts	Miscellaneous short-term accruals	$3	$—
Commodity contracts	Other current assets(1)	7	—
Commodity contracts	Miscellaneous short-term accruals	10	14
Commodity contracts	Other liabilities	6	8
Interest rate contracts	Miscellaneous short-term accruals	10	11
Interest rate contracts	Other liabilities	2	28

Total derivatives designated as hedges		38	61

Derivatives not designated as hedges:
Foreign exchange contracts	Miscellaneous short-term accruals	23	5
Commodity contracts	Trade receivables, net(1)	1	4
Commodity contracts	Miscellaneous short-term accruals	6	9

Total derivatives not designated as hedges		30	18

Total Liability Derivatives		$68	$79

(1)	As allowed by the Derivatives and Hedging topic of the ASC, corn and soybean commodity derivative assets and liabilities have been offset by cash collateral due and paid under a master netting arrangement. Therefore, all commodity contracts that are in an asset or liability position are included in asset accounts within the Condensed Statements of Consolidated Financial Position. See Note 14 — Fair Value Measurements — for a reconciliation to amounts reported in the Condensed Statements of Consolidated Financial Position as of Nov. 30, 2010, and Aug. 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
The gains and losses on the company’s derivative instruments were as follows:

	Amount of Gain (Loss)
	Recognized in AOCI(1)		Amount of Gain (Loss)
	(Effective Portion)		Recognized in Income(2)(3)
	Three Months Ended Nov. 30,		Three Months Ended Nov. 30,		Income Statement
(Dollars in millions)	2010	2009	2010	2009	Classification

Derivatives Designated as Hedges:
Fair value hedges:
Commodity contracts(4)			$(8)	$(5)	Cost of goods sold
Cash flow hedges:
Foreign exchange contracts	$(5)	$(5)	(2)	1	Net sales
Foreign exchange contracts	(2)	(9)	4	7	Cost of goods sold
Commodity contracts	41	73	(5)	(14)	Cost of goods sold
Interest rate contracts	41	(4)	(2)	(2)	Interest expense
Net investment hedges:
Foreign exchange contracts	—	(3)	—	—	N/A(5)

Total Derivatives Designated as Hedges	75	52	(13)	(13)

Derivatives Not Designated as Hedges:
Foreign exchange contracts(6)			—	(8)	Other expense, net
Commodity contracts			(1)	—	Net sales
Commodity contracts			(1)	—	Cost of goods sold

Total Derivatives Not Designated as Hedges			(2)	(8)

Total Derivatives	$75	$52	$(15)	$(21)

(1)	Accumulated other comprehensive income (loss) (AOCI)

(2)	For derivatives designated as cash flow and net investment hedges under the Derivatives and Hedging topic of the ASC, this represents the effective portion of the gain (loss) reclassified from AOCI into income during the period.

(3)	Gain or loss on commodity cash flow hedges includes a loss of less than $1 million and a gain of $2 million from ineffectiveness for the three months ended Nov. 30, 2010, and Nov. 30, 2009, respectively. There were no hedges discontinued for the three months ended Nov. 30, 2010. Gain or loss on commodity cash flow hedges includes a loss from discontinued hedges of $4 million for the three months ended Nov. 30, 2009. No gains or losses were excluded from the assessment of hedge effectiveness during the three months ended Nov. 30, 2010, and Nov. 30, 2009.

(4)	Loss on commodity fair value hedges is offset by a gain of $7 million and $5 million on the underlying hedged inventory for the three months ended Nov. 30, 2010, and Nov. 30, 2009, respectively. A loss of $1 million and a loss of less than $1 million during the three months ended Nov. 30, 2010, and Nov. 30, 2009, respectively, was included in cost of goods sold due to ineffectiveness.

(5)	Gain or loss would be reclassified into income only during the period in which the hedged net investment was sold or liquidated.

(6)	Gain or loss on foreign exchange contracts not designated as hedges is offset by a foreign currency transaction loss of $14 million and a gain of $5 million during the three months ended Nov. 30, 2010, and Nov. 30, 2009, respectively.
Most of the company’s outstanding foreign-currency derivatives are covered by International Swap Dealers’ Association (ISDA) Master Agreements with the counterparties. There are no requirements to post collateral under these agreements; however, should the company’s credit rating fall below a specified rating immediately following the merger of the company with another entity, the counterparty may require all outstanding derivatives under the ISDA Master Agreement to be settled immediately at current market value, which equals carrying value. Any foreign-currency derivatives that are not covered by ISDA Master Agreements do not have credit-risk-related contingent provisions. Most of the company’s outstanding commodity derivatives are listed commodity futures, and the company is required by the relevant commodity exchange to post collateral each day to cover the change in the fair value of these futures. Any non-exchange traded commodity derivatives are covered by the aforementioned ISDA Master Agreements and are subject to the same credit-risk-related contingent provisions, as are the company’s interest rate derivatives. The aggregate fair value of all derivative instruments under ISDA Master Agreements that are in a liability position on Nov. 30, 2010, is $47 million, which is the amount that would be required for settlement if the credit-risk-related contingent provisions underlying these agreements were triggered.
Credit Risk Management
Monsanto invests its excess cash in deposits with major banks or money market funds throughout the world in high-quality short-term debt instruments. Such investments are made only in instruments issued or enhanced by high-quality institutions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
As of Nov. 30, 2010, and Aug. 31, 2010, the company had no financial instruments that represented a significant concentration of credit risk. Limited amounts are invested in any single institution to minimize risk. The company has not incurred any credit risk losses related to those investments.
The company sells a broad range of agricultural products to a diverse group of customers throughout the world. In the United States, the company makes substantial sales to relatively few large wholesale customers. The company’s business is highly seasonal, and it is subject to weather conditions that affect commodity prices and seed yields. Credit limits, ongoing credit evaluation, and account monitoring procedures are used to minimize the risk of loss. Collateral is secured when it is deemed appropriate by the company.
Monsanto regularly evaluates its business practices to minimize its credit risk. During the three months ended Nov. 30, 2010, and Nov. 30, 2009, the company engaged multiple banks in the United States, Argentina, Brazil and Europe in the development of customer financing options that involve direct bank financing of customer purchases. For further information on these programs, see Note 4 — Customer Financing Programs.
NOTE 16. POSTRETIREMENT BENEFITS — PENSIONS, HEALTH CARE AND OTHER
The majority of Monsanto’s employees are covered by noncontributory pension plans sponsored by the company. The company also provides certain postretirement health care and life insurance benefits for retired employees through insurance contracts. The company’s net periodic benefit cost for pension benefits, and health care and other postretirement benefits include the following components:

	Three Months Ended Nov. 30, 2010			Three Months Ended Nov. 30, 2009
Pension Benefits		Outside the			Outside the
(Dollars in millions)	U.S.	U.S.	Total	U.S.	U.S.	Total

Service Cost for Benefits Earned During the Period	$16	$3	$19	$13	$2	$15
Interest Cost on Benefit Obligation	23	3	26	25	4	29
Assumed Return on Plan Assets	(29)	(4)	(33)	(32)	(4)	(36)
Amortization of Unrecognized Net Loss	19	1	20	14	1	15

Total Net Periodic Benefit Cost	$29	$3	$32	$20	$3	$23

Health Care and Other Postretirement Benefits	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Service Cost for Benefits Earned During the Period	$2	$3
Interest Cost on Benefit Obligation	2	4
Amortization of Unrecognized Net Gain	—	(4)

Total Net Periodic Benefit Cost	$4	$3

Monsanto has not contributed to its U.S. qualified plan in the three month period ended Nov. 30, 2010, and contributed $75 million to its U.S. qualified plan in the three month period ended Nov. 30, 2009. Monsanto contributed $2 million and $3 million to plans outside the United States in the three month period ended Nov. 30, 2010, and Nov. 30, 2009, respectively. As of Nov. 30, 2010, management expects to make additional contributions of approximately $34 million and $9 million to the company’s pension plans in the United States and outside the United States, respectively, during the remainder of fiscal year 2011.
Employee Savings Plan
The Monsanto leveraged employee stock ownership plan (Monsanto ESOP) debt was restructured in November 2008 to level out the future allocation of stock thereunder in an impartial manner intended to ensure equitable treatment for and generally to be in the best interests of current and future plan participants consistent with the level of benefits that Monsanto intended for the plan to provide to participants. To that end, the terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company serving as fiduciary for the plan for this restructuring. In

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were made or will be made in the future by Monsanto to benefit participants and beneficiaries of the plan, was completed in accordance with the best interests of plan participants. A liability of $56 million is due to the Monsanto ESOP from the company and is included in other liabilities on the Condensed Statements of Financial Position as of both Nov. 30, 2010, and Aug. 31, 2010, related to this restructuring and the 2004 ESOP enhancement.
NOTE 17. STOCK-BASED COMPENSATION PLANS
The following table shows total stock-based compensation expense included in the Statements of Consolidated Operations for the three months ended Nov. 30, 2010, and Nov. 30, 2009. Stock-based compensation cost capitalized in inventory was $7 million and $8 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Cost of Goods Sold	$5	$4
Selling, General and Administrative Expenses	16	15
Research and Development Expenses	6	5

Pre-Tax Stock-Based Compensation Expense	27	24
Income Tax Benefit	(9)	(8)

Net Stock-Based Compensation Expense	$18	$16

During the three months ended Nov. 30, 2010, Monsanto granted 3,915,500 stock options and 222,010 restricted stock units to employees under the Monsanto Company Long-Term Incentive Plan (LTIP), as amended, and the Monsanto Company 2005 Long-Term Incentive Plan (2005 LTIP). No restricted stock awards were granted under the LTIP or the 2005 LTIP during the first quarter of fiscal year 2011. In addition, during the three months ended Nov. 30, 2010, 23,337 shares of deferred stock and 5,649 shares of restricted stock were granted to directors under the Monsanto Non-Employee Director Equity Incentive Compensation Plan (Director Plan).
The weighted-average grant-date fair value of non-qualified stock options granted during the three months ended Nov. 30, 2010, was $19.56 per share. Pre-tax unrecognized compensation expense for stock options, net of estimated forfeitures, was $117 million as of Nov. 30, 2010, and will be recognized as expense over a weighted-average period of 2.3 years.
The weighted-average grant-date fair value of restricted stock units granted during the first quarter of fiscal year 2011 was $56.53 per share. Pre-tax unrecognized compensation expense, net of estimated forfeitures, for nonvested restricted stock and restricted stock units was less than $1 million and $62 million, respectively, as of Nov. 30, 2010, which will be recognized as expense over the weighted-average remaining requisite service periods. The weighted-average remaining requisite service periods for nonvested restricted stock and restricted stock units were 1.0 year and 2.1 years, respectively, as of Nov. 30, 2010. The weighted-average grant-date fair value of directors’ deferred stock and directors’ restricted stock granted during the three months ended Nov. 30, 2010, was $53.99 per share. Pre-tax unrecognized compensation expense for awards granted under the Director Plan was $1 million as of Nov. 30, 2010, and will be recognized as expense over a weighted-average period of one year.
NOTE 18. COMPREHENSIVE INCOME (LOSS)
Comprehensive income (loss) includes all nonshareowner changes in equity. It consists of net income, foreign currency translation adjustments, net unrealized losses on available-for-sale securities, postretirement benefit plan activity, and net accumulated derivative gains and losses on cash flow hedges not yet realized.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Information regarding accumulated other comprehensive income (loss) is as follows:

	As of Nov. 30,	As of Aug. 31,
(Dollars in millions)	2010	2010

Accumulated Foreign Currency Translation Adjustments	$(110)	$(240)
Net Unrealized Gain on Investments, Net of Tax	4	—
Net Accumulated Derivative Loss, Net of Tax	(1)	(48)
Postretirement Benefit Plan Activity, Net of Tax	(600)	(609)

Accumulated Other Comprehensive Loss	$(707)	$(897)

NOTE 19. EARNINGS PER SHARE
Basic earnings per share (EPS) was computed using the weighted-average number of common shares outstanding during the period shown in the table below. The diluted EPS computation takes into account the effect of dilutive potential common shares, as shown in the table below. In the three months ended Nov. 30, 2009, basic loss per share and diluted loss per share were the same because the effect of dilutive potential securities would have been antidilutive as the company generated a loss from continuing operations. Potential common shares consist primarily of stock options, restricted stock, restricted stock units and directors’ deferred shares calculated using the treasury stock method and are excluded if their effect is antidilutive. Approximately 11.7 million stock options were excluded from the computations of dilutive potential common shares as they were antidilutive as of Nov. 30, 2010.

	Three Months Ended Nov. 30,
	2010	2009

Weighted-Average Number of Common Shares	538.6	545.6
Dilutive Potential Common Shares	5.9	—

NOTE 20. SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest and taxes were as follows:

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Interest	$33	$30
Taxes	50	57

In third quarter 2010, Monsanto acquired the Chesterfield Village Research Center from Pfizer for $435 million. The seller financed $324 million of this purchase. As of Nov. 30, 2010, $324 million is included in short-term debt on the Condensed Statement of Consolidated Financial Position. See Note 13 — Debt and Other Credit Arrangements — for further details.
NOTE 21. COMMITMENTS AND CONTINGENCIES
Environmental and Litigation Liabilities: Monsanto is involved in environmental remediation and legal proceedings related to its current business and, pursuant to its indemnification obligations, related to Pharmacia’s former chemical and agricultural businesses. In addition, Monsanto has liabilities established for various product claims. With respect to certain of these proceedings, Monsanto has a liability recorded of $244 million and $255 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively, for the estimated contingent liabilities. Information regarding the environmental liabilities appears in Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Litigation: The above liability includes amounts related to certain third-party litigation with respect to Monsanto’s business, as well as tort litigation related to Pharmacia’s former chemical business, including lawsuits involving polychlorinated biphenyls (PCBs), dioxins, and other chemical and premises liability litigation. Additional matters that are not reflected in the liability may arise in the future, and Monsanto may manage, settle, or pay judgments or damages with respect thereto in order to mitigate contesting potential liability. Following is a description of one of the more significant litigation matters reflected in the liability.
•	As described in our Report on Form 10-K for the fiscal year ended Aug. 31, 2010, on Dec. 17, 2004, 15 plaintiffs filed a purported class action lawsuit, styled Virdie Allen, et al. v. Monsanto, et al., in the Putnam County, West Virginia, state court against Monsanto, Pharmacia and seven other defendants. Monsanto is named as the successor in interest to the liabilities of Pharmacia. The alleged class consists of all current and former residents, workers, and students who, between 1949 and the present, were allegedly exposed to dioxins/furans contamination in counties surrounding Nitro, West Virginia. The complaint alleges that the source of the contamination is a chemical plant in Nitro, formerly owned and operated by Pharmacia and later by Flexsys, a joint venture between Solutia and Akzo Nobel Chemicals, Inc. (Akzo Nobel). Akzo Nobel and Flexsys were named defendants in the case but Solutia was not, due to its then pending bankruptcy proceeding. The suit seeks damages for property cleanup costs, loss of real estate value, funds to test property for contamination levels, funds to test for human exposure, and future medical monitoring costs. The complaint also seeks an injunction against further contamination and punitive damages. Monsanto has agreed to indemnify and defend Akzo Nobel and the Flexsys defendant group. The class action certification hearing was held on Oct. 29, 2007. On Jan. 8, 2008, the trial court issued an order certifying the Allen (now Zina G. Bibb et al. v. Monsanto et al., because Bibb replaced Allen as class representative) case as a class action. The court has set a trial date of Aug. 1, 2011, for the Bibb class action.

In October 2007 and November 2009, a total of approximately 200 separate, single plaintiff civil actions were filed in Putnam County, West Virginia, against Monsanto, Pharmacia, Akzo Nobel (and several of its affiliates), Flexsys America Co. (and several of its affiliates), Solutia, and Apogee Coal Company, LLC. These cases allege personal injury occasioned by exposure to dioxin generated by the Nitro Plant during production of 2,4,5 T (1949-1969) and thereafter. Monsanto has agreed to accept the tenders of defense in the matters by Pharmacia, Solutia, Akzo Nobel, Flexsys America, and Apogee Coal under a reservation of rights.
Including litigation reflected in the liability, Monsanto is involved in various legal proceedings that arise in the ordinary course of its business or pursuant to Monsanto’s indemnification obligations to Pharmacia, as well as proceedings that management has considered to be material under SEC regulations. Some of the lawsuits seek damages in very large amounts, or seek to restrict the company’s business activities. Monsanto believes that it has meritorious legal arguments and will continue to represent its interests vigorously in all of the proceedings that it is defending or prosecuting. Although the ultimate liabilities resulting from such proceedings, or the proceedings reflected in the above liability, may be significant to profitability in the period recognized, management does not anticipate they will have a material adverse effect on Monsanto’s consolidated financial position or liquidity. A description of one of these proceedings appears below.
•	As described in our Report on Form 10-K for the fiscal year ended Aug. 31, 2010, on June 23, 2004, two former employees of Monsanto and Pharmacia filed a purported class action lawsuit in the U.S. District Court for the Southern District of Illinois against Monsanto and the Monsanto Company Pension Plan, which is referred to as the “Pension Plan.” The suit claims that the Pension Plan has violated the age discrimination and other rules under the Employee Retirement Income Security Act of 1974 from Jan. 1, 1997 (when the Pension Plan was sponsored by Pharmacia, then known as Monsanto Company) and continuing to the present. In January 2006, a separate group of former employees of Pharmacia filed a similar purported class action lawsuit in the U.S. District Court for the Southern District of Illinois against Pharmacia, the Pharmacia Cash Balance Plan, and other defendants. On July 7, 2006, the plaintiffs amended their lawsuit to add Monsanto and the Pension Plan as additional defendants. On Sept. 1, 2006, the Court consolidated these lawsuits with two purported class action lawsuits also pending in the same Court against the Solutia Company Pension Plan, under Walker v. Monsanto, the first filed case. The court conducted a class certification hearing on Sept. 12, 2007. Prior to the hearing, all parties agreed the case should proceed as a class action and also agreed on a definition of the respective classes. The classes were certified by court order on May 22, 2008. On July 11, 2008, all parties filed dispositive motions on the issue of liability, which motions were heard by the court on May 6, 2009. On June 11, 2009,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
the Court granted summary judgment in favor of Monsanto and the other defendants on the age discrimination claims. The Court granted summary judgment in favor of the plaintiffs on a separate claim regarding post-termination interest, which was subsequently settled for an immaterial amount. The Court entered judgment on the entire case on Sept. 29, 2009. On Oct. 27, 2009, the plaintiffs filed a notice of appeal of the summary judgment order on the age discrimination claims. The Seventh Circuit Court of Appeals heard oral argument in the case on April 20, 2010, and on July 30, 2010, the Court issued its decision affirming the decision of the District Court in all respects. The plaintiffs’ subsequent petition for rehearing and petition for rehearing en banc was denied in an order of the Court of Appeals issued on Sept. 14, 2010. On Dec. 13, 2010, the plaintiffs filed a petition for certiorari with the United States Supreme Court. Monsanto’s brief in opposition to the petition is due Jan. 14, 2011.
Guarantees: Disclosures regarding the guarantees Monsanto provides for certain customer loans in the United States, Brazil, Europe, and Argentina can be found in Note 4 — Customer Financing Programs — of this Form 10-Q. Except as described in that note, there have been no significant changes to guarantees made by Monsanto since Aug. 31, 2010. Disclosures regarding these guarantees made by Monsanto can be found in Note 25 — Commitments and Contingencies — of the notes to the consolidated financial statements contained in Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010.
NOTE 22. SEGMENT INFORMATION
Monsanto conducts its worldwide operations through global businesses, which are aggregated into reportable segments based on similarity of products, production processes, customers, distribution methods and economic characteristics. The operating segments are aggregated into two reportable segments: Seeds and Genomics and Agricultural Productivity. The Seeds and Genomics segment consists of the global seeds and related traits businesses and biotechnology platforms. Within the Seeds and Genomics segment, Monsanto’s operating segments to be reported separately are corn seed and traits, soybean seed and traits, cotton seed and traits, vegetable seeds and all other crops seeds and traits. The wheat and sugarcane businesses acquired in fourth and second quarter 2009, respectively, are included in the all other crops seeds and traits operating segment. In February 2011, the company reorganized certain operating segments within our Agricultural Productivity reportable segment as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. The “ROUNDUP and other glyphosate-based herbicides” operating segment and the “all other agricultural products” operating segments within Agricultural Productivity were combined into one operating segment titled “Agricultural Productivity” which is now managed as one business representing our weed management platform and supporting our Seeds and Genomics business. The change in operating segments had no impact on the company’s reportable segments. The historical segment disclosures have been recast to be consistent with the current presentation. EBIT is defined as earnings (loss) before interest and taxes and is the primary operating performance measure for the two business segments. EBIT is useful to management in demonstrating the operational profitability of the segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. Sales between segments were not significant. Certain selling, general and administrative expenses are allocated between segments based on activity. Based on the Agricultural Productivity segment’s decreasing contribution to total Monsanto operations, the allocation percentages were changed at the beginning of fiscal year 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
Data for the Seeds and Genomics and Agricultural Productivity reportable segments, as well as for Monsanto’s operating segments to be reported separately, is presented in the table that follows:

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Net Sales
Corn seed and traits	$614	$569
Soybean seed and traits	226	201
Cotton seed and traits	112	59
Vegetable seeds	183	173
All other crops seeds and traits	28	29

Total Seeds and Genomics	$1,163	$1,031

Agricultural productivity	$667	$666

Total Agricultural Productivity	$667	$666

Total	$1,830	$1,697

EBIT (1)(2)(3)
Seeds and Genomics	$(20)	$(57)
Agricultural Productivity	60	34

Total	$40	$(23)

Depreciation and Amortization Expense
Seeds and Genomics	$122	$110
Agricultural Productivity	33	34

Total	$155	$144

(1)	EBIT is defined as earnings (loss) before interest and taxes; see the following table for reconciliation. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under generally accepted accounting principles. EBIT is the primary operating performance measure for the two business segments.

(2)	Agricultural Productivity EBIT includes income of $5 million from discontinued operations for first quarter 2010.

(3)	EBIT includes restructuring charges for first quarter 2011 and 2010. See Note 6 – Restructuring – for additional information.
A reconciliation of EBIT to net income (loss) for each quarter follows:

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

EBIT(1)	$40	$(23)
Interest Expense — Net	28	28
Income Tax Provision (Benefit)(2)	6	(32)

Net Income (Loss) Attributable to Monsanto Company	$6	$(19)

(1)	Includes the income from operations of discontinued businesses and pre-tax noncontrolling interest.

(2)	Includes the income tax provision (benefit) from continuing operations and the income tax provision (benefit) on noncontrolling interest.
NOTE 23. DISCONTINUED OPERATIONS
Dairy Business Divestiture: During fourth quarter 2008, the company determined that the Dairy business was no longer consistent with its strategic business objectives, and thus entered into an agreement to sell the majority of the Dairy business assets (excluding cash, trade receivables and certain property) to Eli Lilly and Company for $300 million, plus additional contingent consideration. The contingent consideration is a 10 year earn-out with potential annual payments being earned by Monsanto if certain revenue levels are exceeded. On Oct. 1, 2008, Monsanto consummated the sale to Eli Lilly after receiving approval from the appropriate regulatory agencies. As a result, the Dairy business has been segregated from continuing operations and presented as discontinued operations. The Dairy business was previously reported as a part of the Agricultural Productivity segment. During the three months ended Nov. 30, 2009, income from operations of discontinued businesses included a $5 million pre-tax gain related to the sale of assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED (continued)
NOTE 24. SUBSEQUENT EVENTS
On Dec. 6, 2010, the board of directors declared a quarterly dividend on the company’s common stock of 28 cents per share. The dividend is payable on Jan. 28, 2011, to shareowners of record on Jan. 7, 2011.